Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Medgenics, Inc. (the “Company”), and to the incorporation by reference therein of our report dated February 26, 2016, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER

A member of EY Global

Haifa, Israel
February 26, 2016